Exhibit 5        Opinion of Glenn & Glenn

Glenn & Glenn
Attorneys at Law
124 Main Street, Suite 8
   New Paltz NY 12561
Telephone 845.256.8035
Fax: 845.255.1814

February 22, 2011

Plandel Resources, Inc.
2432 M. Dela Cruz
Pasay City, Philippines, 1300

Re.: Registration Statement file no. 333- 168079

Gentlemen

 We have represented Plandel Resources, Inc. (the “Company”) in connection with that certain registration statement on Form S-1 (SEC File No 333-168079) which registers the resale of 15,000,000 shares of the Company’s outstanding common stock (the “Outstanding Stock”).

 We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are opining herein as to the effect on the subject transaction only of the laws of the States of Nevada, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Subject to the foregoing, it is our opinion that the Outstanding Stock has been duly authorized by the Company, and is validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”

Yours truly
Glenn & Glenn Law LLP

By: /s/ D. Roger Glenn